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                                                                    EXHIBIT 99.1

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AUG. 03. 2005 / 10:00 AM, SPSS - Q2 2005 SPSS EARNINGS CONFERENCE CALL

PRESENTATION

OPERATOR

Good day, everyone, and welcome to the 2005 second quarter earnings conference call. With the exception of historical information, the matters discussed in this conference call include forward-looking statements that involve risks and uncertainties, including, but not limited to, market conditions, competition, and other risks indicated in the Company's filings with the Securities and Exchange Commission. A full safe harbor statement is available in the 2005 second quarter press release posted at www.spss.com.

At this time, I would like to introduce Mr. Jack Noonan, President and Chief Executive Officer; Mr. Raymond Panza, Executive Vice President of Corporate Operations and Chief Financial Officer; and Mr. Douglas Dow, Senior Vice President of Corporate Development. Please proceed, gentlemen.

JACK NOONAN - SPSS - PRESIDENT, CEO

Thanks, Greg. Good morning, and thanks for joining us to discuss our second quarter 2005 results. I'll make some opening remarks then Ray Panza, our CFO, will comment on our financial results and provide guidance for the third quarter of 2005 and we'll conclude with a Q&A session.

Q2 was clearly a solid quarter for SPSS. While the numbers are positive on their own, the factors driving them are even more significant. Ongoing improvements in our cost management, better sales and marketing execution, along with aggressive product releases are keys to our positive numbers now and moving ahead. New license revenues rose 17% from Q2 2004. This increase was led by continued double-digit growth in our core tools business, supported by our integrated application strategy. Our confidence is growing that we can increasingly extend predictive analytics further and deeper into organizations because of the synergy between our tools and applications. We are finding that a number of our customers are choosing to begin the predictive applications journey with a purchase of our predictive analytic tools.

In May, SPSS unveiled a new application called PredictiveClaims that will reduce insurance fraud and significantly improve the claims process, thus reducing cost for our customers. We sold and installed this application in 5 customer sites prior to launch.

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AUG. 03. 2005 / 10:00 AM, SPSS - Q2 2005 SPSS EARNINGS CONFERENCE CALL

Also in May, SPSS announced the availability of a new version of Dimensions, a comprehensive suite for survey design, data collection, data management, data analysis, and publishing of survey results. This release positions us very competitively in the emerging market of enterprise feedback management.

And in June, SPSS released a significant upgrade to ShowCase Suite, the leading business intelligence and data mining solutions for organizations using the IBM iSeries computing platform. Also in June, SPSS's leadership was acknowledged by CRMGuru.com as the most customer centric solutions provider in marketing automation. CRMGuru is the world's largest industry portal for business executives to learn about CRM. SPSS won over such companies as Epiphany, SAS, and Unica.

To conclude, SPSS is delivering better results because we are giving our customers real return on investment in the emerging market of predictive analytics. This management team remains committed to delivering increased shareholder value through solid field execution, strong product offerings, and continual productivity improvement.

I'll now turn the call over to Ray Panza for his comments on our Q2 results, as well as the outlook for Q3. Ray.

RAYMOND PANZA - SPSS - EVP, CORPORATE OPERATIONS & CFO

Thanks, Jack, and good morning. Yesterday, we issued our earnings release, the non-audited financial statement, for the quarter and 6 months ended June 30, 2005. It is to those financial statements that I will direct my comments this morning.

In summary, the second quarter was a solid performance for the Company - a further validation of the strategy and a continuing demonstration of the ability of the management team to execute. I'm pleased to report to you this morning the following key measures. The diluted earnings per share for the quarter was $0.21, compared with the loss of $0.05 in the same period last year. That the Company achieved an operating margin for the quarter of 13%, with operating income increasing by $9.6 million to $7.3 million, versus an operating loss in the 2004 second quarter of $2.3 million.

Net revenues for the 2005 second quarter were $58.1 million, representing not only a record Q2 but the highest single quarter, except for the most recent 2004 fourth quarter. At $58.1 million, revenues were up 10% over the same prior year period, with new licensed revenues of $24.4 million, up 17% over the same prior year period. Excluding the effects of foreign exchange and deferred revenue accounting, the 2005 new license revenue in the quarter was up more than 24% over the 2004 second quarter. Total operating expenses for the 2005 quarter were down 8%.

Looking into a little more detail specifically, for the third consecutive quarter, license and maintenance revenues improved over the prior year, and that increase was again driven by continuing double-digit growth from the core tool products. For the 2005 second quarter, sales for stat family and data mining tools were up more than 30% and 40% respectively over the same 2004 period. Maintenance revenue in the 2005 second quarter was $26.5 million, representing a 9% increase over the same period last year.

As planned and anticipated, services revenue in the 2005 second quarter continued to be below the prior year, but down by a significantly lower amount than that reported in the 2005 first quarter. Excluding services revenue, net revenues for the 2005 second quarter were up nearly 13%. On a reported basis, the overall 2005 second quarter revenue growth was geographically mainly realized from the international operations, while quarter-to-quarter new license revenue growth in the United States was largely offset by the decline in service revenue.

For the 2005 second quarter, operating expenses were down due to savings realized from improved productivity and efficiency and continued cost management, including the benefits from prior period restructuring, including lower headcount. The net headcount full-time, part-time employees as of June 30, 2005, was 1,216 compared with 1,293 as of June 30, 2004, for a net decrease of
77. In addition, 2005 also benefited from the absence of expenses related to the lower services revenue, a reduction in R&D expenses, reflecting improved productivity and rationalization of resources and a $2.2 million lower non-operating one-time charges.

During the 2005 second quarter, SPSS recognized $300,000 in an unusual pre-tax charges related to its ongoing effort to restructure costs. These charges reflect the rationalization of another facility and cost related to staff reductions. As part of the overall cost restructuring plan, the Company successfully avoided certain charges through the redeployment of resources and introduced further process improvements while continuing to make progress and initiating cost management activities. The decline in expenses for the 2005 quarter was partially offset by higher costs of revenue associated with the higher reported revenues and higher G&A, reflecting the timing of professional services charges largely related to SOX and accrual for management incentives earned as a result of improved financial performance.

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AUG. 03. 2005 / 10:00 AM, SPSS - Q2 2005 SPSS EARNINGS CONFERENCE CALL

Turning to the 6 months period, diluted earnings per share for the first half of 2005 was $0.34 compared with $0.06 for the first half of 2004. Operating income for the 6 months ended June 30, 2005 was $11.3 million with an operating margin of 10%. During the first half of 2005, the Company recognized a total of $2 million in planned unusual pre-tax charges related to restructuring for future cost savings. On an annualized basis, the expected savings from these actions is estimated to be slightly more than $3 million.

Operating income for the 6 months ended June 30, 2004 was $1.7 million, including unusual pre-tax charges of $2.5 million. For the 6 months ended June 30, 2005, net revenues totaled $115.5 million compared with $110.1 million for the same period in 2004. New license revenue for the first half of the year was $50.4 million, an increase of 10% from $45.8 million in the same period in 2004. Maintenance revenue for the first half of the year was $51.8 or 8% higher than the same period in 2004. Overall, as a percentage of total sales, license and maintenance, the tools products represented 86% and sales of applications represented 14%.

Operating expenses for the 6 months ended June 30, 2005 were down 4% from the same prior year period, largely due to ongoing cost management activities, including lower headcount, continuing process improvements, and reduced R&D charges, again reflecting improved efficiencies and rationalization of resources. Net capitalized software during the period was approximately $5.1 million in each of the 2005 and 2004 periods. These cost savings were partially offset by higher year-over-year charges for professional services, largely related to Sarbanes-Oxley compliance and an accrual for earned incentive compensation.

Other income expense for the first half of 2005 was an expense of nearly $2 million, primarily reflecting the negative foreign exchange impact of unrealized losses resulting from foreign currency denominated and inter-Company receivables and a strengthening dollar late in the 2005 second quarter. For the 6 months ended June 30, 2005, effective income tax rate was 34%, which is below the prior year's 35% and above the first quarter's 31%. As previously announced, the Company is continuing to focus on improving its global tax management function, both in response to the 2004 identified SOX deficiency as well as in pursuing opportunities to optimize the tax burden and reduce for future costs. The Company continues to focus on the international tax issues and true up the provision. Accordingly, the effective tax rate will likely continue to be adjusted throughout the year.

As of June 30, 2005, cash balance on the balance sheet was $54.2 million, up from $37.1 million as of December 31, 2004. And cash flow from operating activities was $26.6 million for the 6 months ended June 30, 2005 compared to $8.6 million for the same period in 2004. More importantly, free cash flow, defined as net cash provided by operating activity, less capital expenditures and capitalized software and development costs, was $18.1 million for the first half of 2005 compared to $1.7 million for the same period in 2004.

Net accounts receivable at June 30, 2005 were $37.8 million, with DSO at a record low of just under 60 days for the quarter for a four-quarter average of less than 66 days. Excluding deferred revenues on the balance sheet, non-cash working capital, as of June 30, 2005, based on trailing 12-months revenue, was a record low of 11.7%. These results reflect the Company's liquidity and ability to generate cash.

Looking ahead to the third quarter and beyond, our long-term value and earnings growth will continue to be most dependent on increasing revenues. Additionally, we will continue to be focused on improving productivity, cost management opportunities, increasing margins. For the third quarter, we expect revenues to be between $57 million and $60 million, with reported diluted earnings per share of between $0.15 and $0.22. These estimates anticipate further charges resulting from cost management activities. For the full-year 2005, we continue to expect revenues between $230 million and $235 million. In a change from previous guidance of $0.65 to $0.75, we expect reported diluted earnings per share for all of 2005 to improve to between $0.70 and $0.75. As always, all of the guidance amounts are GAAP numbers.

Before concluding, I would point out that while we are not unhappy with the financial results, three quarters do not qualify as a trend nor a guarantee of future results. However, our improved cash position, the overall strength of our balance sheet, and improved operating margins begin to provide a foundation for continued success. We still have work ahead of us, but we believe that these results reflect an improved sales execution, the creation of a cost-conscious focus within the entire organization, and a proven ability of the management teams to deliver promised results and create shareholder value. Today's numbers do not just reflect the results for the quarter or balance of 2005, but more importantly, these results suggest what can be achieved going forward for the long-term.

At this time, I'd like to turn the meeting back over to Jack.

JACK NOONAN - SPSS - PRESIDENT, CEO

Well, Greg, let's open it up for questions.

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AUG. 03. 2005 / 10:00 AM, SPSS - Q2 2005 SPSS EARNINGS CONFERENCE CALL

QUESTION AND ANSWER

OPERATOR

[CALLER INSTRUCTIONS]. Your first question comes from the line of Joan Tong of Sidoti & Co. Please proceed.

JOAN TONG - SIDOTI & CO. - ANALYST

Good morning. Nice quarter, guys. Just a couple of questions here. Ray, did you mention about the new license sales, excluding FX, as well as deferred revenue recognition, is over 20% year-over-year growth for this quarter?

RAYMOND PANZA - SPSS - EVP, CORPORATE OPERATIONS & CFO

That is correct. If you ignore the effects of currency and the effects of deferred revenue accounting, it would be over 20%.

JOAN TONG - SIDOTI & CO. - ANALYST

Do you have a number for the March quarter and the December quarter? Is it also like --

RAYMOND PANZA - SPSS - EVP, CORPORATE OPERATIONS & CFO

We did report that number. I don't have it in front of me at the moment.

JOAN TONG - SIDOTI & CO. - ANALYST

Okay. That's fine. And another question that's really related to the guidance. Looking at your full-year guidance and looking at what you did in the first half of the year, you did $115 million, $16 million on the top line and made $0.34 on the bottom line, and looking at the full-year guidance it almost suggests no growth, sequential growth, from the second half to the first half. Is it really the guidance that like -- is it because it is very conservative guidance or there are actually some concerns that you have that the second half is not going to grow much faster than the first half?

RAYMOND PANZA - SPSS - EVP, CORPORATE OPERATIONS & CFO

Well, as you know now, after your dealings with me for the last 3 quarters, I would rather under promise and over deliver a little bit. As you recall, the third quarter of last year was a very difficult quarter for us. And as we looked at that quarter, I just want to be rational in what we're doing at this point, as we continue to drive cost efficiencies through the business and position more for a long-term success.

JOAN TONG - SIDOTI & CO. - ANALYST

Okay. Also, can you maybe talk a little bit about the performance, like some details of the performance by different product segments, say data mining, statistics too and business intelligence?

RAYMOND PANZA - SPSS - EVP, CORPORATE OPERATIONS & CFO

Well, as I mentioned, our tools business, which is the foundation and a precursor to having success in the applications, continues to be very strong. We continue to grow quarter after quarter at double-digit rates in the stat tools and data mining. As I mentioned, for the quarter, stat tool family and data mining grew by 30% and 40% respectively.

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AUG. 03. 2005 / 10:00 AM, SPSS - Q2 2005 SPSS EARNINGS CONFERENCE CALL

JOAN TONG - SIDOTI & CO. - ANALYST

Okay. I assume your business intelligence, like your BI segment, it's like -- they are kind of flattish, right?

RAYMOND PANZA - SPSS - EVP, CORPORATE OPERATIONS & CFO

Yes. It's been kind of what it's been all along.

JOAN TONG - SIDOTI & CO. - ANALYST

Okay. Also, it's very nice to see you guys to get the operating margin beyond a single-digit level in this quarter. Just want to see how sustainable you think it would be and any possibility you can push that number marginally maybe to a mid-double-digit rate in '06 or '07?

RAYMOND PANZA - SPSS - EVP, CORPORATE OPERATIONS & CFO

Well, we'd like to see it stay in double digits as well. We are pleased with the 13% in the quarter and 10% overall for the 6 months. We are going to continue to focus on cost efficiencies. As I've said in previous calls, we're not going to save our way to prosperity. It will come out of revenue growth. We're seeing a solid foundation for continued growth in revenues. We're focused on cost management and margins are a high priority item for us.

JOAN TONG - SIDOTI & CO. - ANALYST

Okay. All right. I guess one last question I have here, it's like -- seeing that you guys have like quite a lot of cash on this book, any chances that you might make an acquisition in the near term, maybe just to beef up your customer base, particularly on the applications side?

RAYMOND PANZA - SPSS - EVP, CORPORATE OPERATIONS & CFO

We have no need to do an acquisition at this time and we're not focused on doing acquisitions this time. We're fixing the business and just continuing to build value. As we've always said, if the right opportunity came along and something made sense and was strategically correct and financially correct, we certainly would do the right things. But we're not in that mode.

OPERATOR

Your next question comes from the line of Peter Goldmacher of SG Cowen. Please proceed.

PETER GOLDMACHER - SG COWEN - ANALYST

Hi, good morning guys. I want to ask you a quick question on sales and marketing. Generally, relative to industry average, you guys way overspend on sales and marketing. I know John Shap isn't going to like hearing that, but can you give us a little detail on -- if there are other things that you include in sales and marketing that other software vendors don't or any plans you have to get your expenses more in line with industry averages?

JACK NOONAN - SPSS - PRESIDENT, CEO

This is Jack. I'll take it first and then let Ray follow up. The number we report is sales, marketing, and services. And when you include the services component and that calculation, it puts us more in line with everyone else if you take that out.

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AUG. 03. 2005 / 10:00 AM, SPSS - Q2 2005 SPSS EARNINGS CONFERENCE CALL

The second one is when you look at the kind of selling that we're doing, approximately half of our revenue is sold outside of our customer base, even though we've got a very, very large customer base. And anyone in the software business will tell you, it's very expensive to bring in new name customers. So, Ray, any other comments?

RAYMOND PANZA - SPSS - EVP, CORPORATE OPERATIONS & CFO

The other thing I'd point out, Peter, is we are focused on getting that number down. As you saw, there is a 16% decline in the quarter in that number. Along those lines, some of it's people. A lot more of it though is just increased productivity. And once again, the productivity of the sales force is a key measurement that we focus on and we are seeing continued improvement in that area.

PETER GOLDMACHER - SG COWEN - ANALYST

Ray, do you have a number, if you backed out the services component of sales and marketing, what that number would be?

RAYMOND PANZA - SPSS - EVP, CORPORATE OPERATIONS & CFO

I don't have that in front of me, and to be blunt, since we don't report that way, we have not been publicly providing that number.

PETER GOLDMACHER - SG COWEN - ANALYST

Okay. Can you talk a little about what's going on in the apps business and any incremental changes in market reach activity as you guys try and drive demand? You had mentioned earlier that the tools business is a precursor for apps business. A little more detail on that would be very helpful.

JACK NOONAN - SPSS - PRESIDENT, CEO

This is Jack. Two things. One is, which you heard in my comments, that not necessarily is the tools business a precursor but what we're seeing are tool sales. We go in and effectively present the predictive enterprise vision and journey and what we found recently over the last couple of quarters is we're selling data mining software as the entry point. And then following back up a couple of quarters later after they see measured results to have the additional deployment, which is our applications technology.

We're also now, for the first time, seeing that we're able to deploy our applications in behind our tool sales. But what we found is if we can sell to an executive the predictive enterprise vision and sell a tool, but we have to go in at another level to sell the application back into our tools customers. Does that make sense?

PETER GOLDMACHER - SG COWEN - ANALYST

Somewhat. I'll follow up with you guys later.

OPERATOR

Your next question comes from the line of Raj Raju of Robert W. Baird. Please proceed.

RAJ RAJU - ROBERT W. BAIRD - ANALYST

Good morning guys. A question on your services line item here. Services rebound sequentially and you mentioned on your last quarter conference call that you've been engaging more of your partners and that was the reason for the decline. Has that strategy changed and should we expect sequential improvement in the services line item?

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AUG. 03. 2005 / 10:00 AM, SPSS - Q2 2005 SPSS EARNINGS CONFERENCE CALL

JACK NOONAN - SPSS - PRESIDENT, CEO

No, the strategy hasn't changed and you will continue to see, as the license revenue continues to grow, you'll see services grow along with that. But our strategy is unchanged. And it's still we have to deliver services in support of our partners also.

RAJ RAJU - ROBERT W. BAIRD - ANALYST

Okay. And, Ray, regarding your third quarter guidance, actually following up on the earlier question that was asked, are you expecting any additional one-time charges? With the current expense structure, you should be geared more towards the high end of your EPS guidance. I'm trying to figure out if there are any additional one-time charges you're expecting.

RAYMOND PANZA - SPSS - EVP, CORPORATE OPERATIONS & CFO

As I mentioned in the presentation, I would anticipate further charges from cost management activity. I've not disclosed the amount. As always, it depends on what we do, where we do it. But we do have a plan and we have the range and the GAAP that's given that would accommodate that.

RAJ RAJU - ROBERT W. BAIRD - ANALYST

Going back to your predictive applications business, are you seeing any signs of (indiscernible) of business? Has your pipeline improved coming into the second half of '05 compared to the first half?

JACK NOONAN - SPSS - PRESIDENT, CEO

Yes, this is Jack. The pipeline has improved. Typically, these are larger deals and they close at the end of the quarter. That's just kind of how things have happened. We've already closed our first applications deal in the month of July
- a customer that I had visited in Europe. And we're looking at -- pipeline has improved quarter-over-quarter and the number that we're expecting for the coming quarter is up also.

RAJ RAJU - ROBERT W. BAIRD - ANALYST

And like you said, the predictive application tends to be larger in size. So should we expect the seasonal stat in fourth quarter could be more acute going forward?

JACK NOONAN - SPSS - PRESIDENT, CEO

I would expect similar seasonality than what we've seen historically. We're not expecting -- and you have to ignore the seasonality of last year. That was an anomaly. You need to go back to the seasonality that we saw in 2003 and before.

OPERATOR

[CALLER INSTRUCTIONS]. Your next question comes from the line of Brent Williams of KeyBanc Capital Markets. Please proceed.

BRENT WILLIAMS - KEYBANC CAPITAL MARKETS - ANALYST

Hi. Good quarter, and thank you very much. Question on international. I need it again. I just managed to garbage it -- to garble it. I know the percentage is by geography.

RAYMOND PANZA - SPSS - EVP, CORPORATE OPERATIONS & CFO

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AUG. 03. 2005 / 10:00 AM, SPSS - Q2 2005 SPSS EARNINGS CONFERENCE CALL

We normally don't provide that. The general split has been relatively consistent, about 45% of the overall revenue coming from the U.S. and the balance, about 55%, coming internationally. In terms of the overall growth, we have not currently talked about that. There will be a breakdown in the Q that we will file tomorrow that will give you a little more insight into that, Brent.

BRENT WILLIAMS - KEYBANC CAPITAL MARKETS - ANALYST

Okay, great. What is the foreign exchange assumption that you're using for the Euro for the remainder of the year?

RAYMOND PANZA - SPSS - EVP, CORPORATE OPERATIONS & CFO

Again, we haven't disclosed the specific amount, but obviously we anticipated the dollar was going to get stronger progressively throughout the year and we are anticipating the dollar will continue to get stronger through the end of the year.

BRENT WILLIAMS - KEYBANC CAPITAL MARKETS - ANALYST

Okay. The other question was on the sales productivity in response to Peter's question, following that up a little bit. Is the productivity enhancement mostly a function of dollars of business that each sales rep is closed or are you taking into account maybe personnel savings by changing the resource mix of sales support people? In other words, are you changing the ratio of pre-sales consultants or anything like that or is it just you guys are just signing more deals?

JACK NOONAN - SPSS - PRESIDENT, CEO

The guys are signing more deals. The simple measure, revenue per sales person.

OPERATOR

Your next question comes from the line of Denny Fish of JMP Securities.

DENNY FISH - JMP SECURITIES - ANALYST

Hi guys. Just a couple of question here. First of all, with respect to the tools business, the strength there, do you attribute that to increased unit sales or pricing increases, better licensing controls, what would you attribute that to?

JACK NOONAN - SPSS - PRESIDENT, CEO

All of the above. We have -- for the last couple of years we've done substantial price increases. We've increased the base over the last 3 years - the base SPSS products - approximately 50% and increments over the last 3 years, we've changed our licensing controls a year ago, and we believe we're also executing better in the field, and it's a combination of all three.

DENNY FISH - JMP SECURITIES - ANALYST

So were units up in the quarter? Unit sales?

JACK NOONAN - SPSS - PRESIDENT, CEO

Yes. Unit sales were up.

DENNY FISH - JMP SECURITIES - ANALYST

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AUG. 03. 2005 / 10:00 AM, SPSS - Q2 2005 SPSS EARNINGS CONFERENCE CALL

Okay, great. Second question. On the G&A line, whenever we looked at it, you know, sharp drop, I would suspect because of Sarbanes-Oxley related expenses rolling off there into Q2, but please confirm it if that's correct or not. And secondly, the ramping into next year, how do you expect your Sarbanes costs to ramp? A similar ramp to what happened in '04? A little bit more measured? How should we be looking at that?

RAYMOND PANZA - SPSS - EVP, CORPORATE OPERATIONS & CFO

Denny, it's Ray. You have to keep in mind what we're comparing right now. Last year, Sarbanes didn't exist until the end of the year and the Company got a slow start in implementing the testing and design for Sarbanes. So, for example, in the first quarter of last year, there were virtually no costs. In the first quarter of this year, there were two types of costs. One, finishing up 2004, as we were filing the 10-K, and we continued to incur auditing costs and all the people involved in wrapping up the 2004. And we also kicked off the 2005 Sarbanes. So suddenly you had a quarter in the first quarter where you had both sets of costs against a quarter we had no costs. Likewise, in the second quarter, now that 2004 is behind us, we're getting up to full speed where very shortly we will have work virtually completed, whereas, last year, by August, it hadn't even been started. So, as I mentioned in my presentation, some of what you're seeing is a shifting of some of those costs.

The other thing that you'll see is, because we got a little bit ahead of the curve and we've been able to hire an outside firm on a global basis to help us, we do expect to see the overall cost for Sarbanes to go down slightly this year over last year.

DENNY FISH - JMP SECURITIES - ANALYST

Okay. And in terms of that cost, whenever we're looking at it, I mean -- I'm just trying to get a feel for how costs ramp from here, looking at it, I mean should we expect into the end of this year a $500K jump, $1 billion, $200? Do you have a ballpark there or is it too early to tell?

RAYMOND PANZA - SPSS - EVP, CORPORATE OPERATIONS & CFO

Yes. I don't really want to get into what that final number will be, but I will give you a couple of other reasons why that number is up a little bit. I mean, one, obviously, on a year-to-year basis is some currency effect. But the other factor is last year, to be very candid about it, we did not have as good a year as we're having this year and therefore there were no bonus payments, incentive payments, and therefore there was no accrual for those. I hope we can continue to recognize rewarding the people who are delivering on these results and those costs fall into that line.

DENNY FISH - JMP SECURITIES - ANALYST

Okay. Gotcha. Last question. Just in terms of the other income line. You had mentioned that you took a hit there because of inter-Company transfers to go towards the end of the quarter because of FX. Any hedging strategies there to try to prevent that in the future or what are you guys doing along those lines?

RAYMOND PANZA - SPSS - EVP, CORPORATE OPERATIONS & CFO

I don't think the hedging is the right approach for this. Right now, we're seeing a strengthening in the dollar. There are other things that are higher priority than trying to get the crystal ball out on anticipating what's happening in the currencies.

OPERATOR

[CALLER INSTRUCTIONS]. There are no further questions at this time, gentlemen.

JACK NOONAN - SPSS - PRESIDENT, CEO

Thanks, everybody, for joining us to hear about the second quarter 2005 results. We hope to deliver good results this time a quarter from now. Thanks, again.

RAYMOND PANZA  - SPSS - EVP, CORPORATE OPERATIONS & CFO

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AUG. 03. 2005 / 10:00 AM, SPSS - Q2 2005 SPSS EARNINGS CONFERENCE CALL

Thank you.

OPERATOR

Ladies and gentlemen, thank you for your participation in today's event. This concludes the presentation and you may now disconnect.

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